Exhibit 99.1

SPX Technologies Reports First Quarter 2023 Results

Q1 GAAP EPS of $0.84; Adjusted EPS* of $0.93 Strong Demand and Execution in HVAC
Updating 2023 Full-Year Adjusted EPS* Guidance to Range of $3.80 to $3.95

CHARLOTTE, N.C., May 4, 2023 (GLOBE NEWSWIRE) -- SPX Technologies, Inc. (NYSE:SPXC) (“SPX”, the “Company”, “we” or “our”) today reported results for the first quarter ended April 1, 2023.

Gene Lowe, President and CEO, remarked, “I am very pleased with our first quarter performance, which included substantial year-over-year organic growth* in both our HVAC and Detection & Measurement segments. During the quarter we continued to benefit from strong operational momentum in our HVAC segment which achieved its strongest first quarter performance on record.”

Mr. Lowe continued, “Recently we have made notable progress on our inorganic growth initiative, with the acquisition of TAMCO, which expands our position in the attractive Engineered Air Movement market. We also announced an agreement to acquire ASPEQ Heating Group, which, once closed, will significantly expand our portfolio of high-value electrical heating products. I am very excited about these acquisitions, which position us to benefit from favorable growth trends and further enhance our ability to meet our customers’ growing needs for eco-friendly solutions that reduce energy usage and carbon emissions.”

Mr. Lowe further commented, “Based on strong first quarter performance, continued robust demand, and the acquisition of TAMCO, we are increasing our guidance for full-year 2023 Adjusted EPS* to a range of $3.80 to $3.95, a year-on-year increase of 25% at the midpoint. With a strong, experienced team, and solid operational momentum, we are firmly on track to achieve our ‘SPX 2025’ targets, and continue driving value for our shareholders.”

First Quarter 2023 Overview:

For the first quarter of 2023, the company reported revenue of $399.8 million and operating income of $49.8 million, compared with revenue of $307.1 million and operating income of $11.4 million in the first quarter of 2022. Diluted income per share from continuing operations in the first quarter of 2023 was $0.84, compared with $0.28 in the first quarter of 2022. The increase in revenue, operating income and diluted income per share from continuing operations were due primarily to higher revenue in both our HVAC and Detection & Measurement segments.

Adjusted operating income* was $58.3 million, compared with $25.1 million in the first quarter of 2022. Adjusted earnings per share* in the first quarter of 2023 was $0.93, compared with $0.40 in the first quarter of 2022. Adjusted operating income* and Adjusted earnings per share* exclude amortization expense and acquisition-related costs, among other items.

First Quarter Financial Comparisons:

($ millions)	Q1 2023	Q1 2022
Revenue	$399.8	$307.1
Consolidated operating income	49.8	11.4
Income from continuing operations	39.1	13.0

Consolidated segment income*	74.4	39.6
Adjusted operating income*	58.3	25.1

* Non-GAAP financial measure. See attached schedules for reconciliation of each historical non-GAAP measure to the respective most comparable GAAP financial measure.

HVAC Segment

Revenue for the first quarter of 2023 was $251.6 million, compared with $193.1 million in the first quarter of 2022, an increase of 30.3%, including 30.9% organic revenue* growth and a 0.6% unfavorable impact related to currency fluctuation. The organic increase was due primarily to increased sales of both cooling and heating products resulting from price increases across the majority of our product lines and volume increases resulting from improved plant throughput and more stable labor and supply chain environments.

Segment income in the first quarter of 2023 was $47.7 million, or 19.0% of revenue. This compares with segment income of $20.6 million, or 10.7% of revenue in the first quarter of 2022. The increase in segment income and 830 basis points increase in segment income margin were due primarily to the higher revenues noted above and improved absorption of manufacturing costs resulting from the higher production volumes and more stable labor and supply chain environments.

Detection & Measurement Segment

Revenue for the first quarter of 2023 was $148.2 million, compared with $114.0 million in the first quarter of 2022, an increase of 30.0%, including a 30.1% increase in organic revenue, a 1.8% increase from the acquisitions of ITL, and a 1.9% unfavorable impact related to currency fluctuation. The organic increase was primarily due to higher project sales in our Communication Technologies, Transportation and Aids to Navigation platforms, and, to a lesser extent, strong order trends within most of our short-cycle businesses.

Segment income for the first quarter of 2023 was $26.7 million, or 18.0% of revenue. This compares with segment income of $19.0 million, or 16.7% of revenue of in the first quarter of 2022. The increase in segment income and 130 basis points increase in segment income margin were due to the higher revenue noted above.

Financial Update: As of April 1, 2023, SPX Technologies had total outstanding debt of $313.9 million and total cash of $212.7 million. During the first quarter of 2023, SPX’s net operating cash from continuing operations totaled $0.8 million. Capital expenditures for continuing operations for the first quarter of 2023 were $4.0 million.

2023 Guidance Update:

Following a strong first quarter performance and the acquisition of TAMCO, SPX Technologies is updating full-year 2023 guidance. The company is now targeting consolidated revenue of approximately $1.61-$1.65 billion ($1.50-$1.54 billion prior), an adjusted operating income margin* of approximately 14.50%-15.25% (13%-14% prior), and adjusted earnings per share* in a range of $3.80-$3.95 ($3.30-$3.55 prior). The company expects to include ASPEQ Heating Group in its guidance following the closing of its acquisition, which it anticipates in the second quarter of 2023. The closing is subject to clearance under the Hart-Scott-Rodino Act and other customary conditions.

Segment and company performance is expected to be as follows:

	Revenue	Segment Income Margin %
HVAC	$1,035-$1,055 million ($935-$955 million prior)	17.25%-18.25% (15.25%-16.00% prior)
Detection & Measurement	$570-$590 million ($565-$585 million prior)	20.50%-21.50%
Total SPX	$1.61-$1.65 billion ($1.50-$1.54 billion prior)	18.50%-19.50% (17.00%-18.00% prior)

Form 10-Q: The company expects to file its quarterly report on Form 10-Q for the quarter ended April 1, 2023 with the Securities and Exchange Commission on or before May 11, 2023. This press release should be read in conjunction with that filing, which will be available on the company's website at www.spx.com, in the Investor Relations section.

Conference Call: SPX Technologies will host a conference call at 4:45 p.m. (EDT) today to discuss first quarter results. The call will be simultaneously webcast via the company's website at www.spx.com and the slide presentation will be available in the Investor Relations section of the site.

Call Access: To access the call by phone, please go to this link
https://register.vevent.com/register/BI7e362231bd394fef9716d205b14e60b8 and you will be provided with dial-in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at www.spx.com.

Upcoming Investor Events: Company management plans to conduct virtual meetings with investors during the second quarter of 2023 and the company will also be participating in the William Blair Growth Stock Conference in Chicago on June 7th.

About SPX Technologies, Inc.: SPX Technologies, Inc. is a diversified, global supplier of highly engineered products and technologies, holding leadership positions in the HVAC and detection and measurement markets. Based in Charlotte, North Carolina, SPX Technologies, Inc. has more than 3,300 employees in 15 countries. SPX Technologies, Inc. is listed on the New York Stock Exchange under the ticker symbol “SPXC.” For more information, please visit www.spx.com.

Non-GAAP Financial Information: This press release contains certain non-GAAP financial measures, including total segment information, adjusted operating income, adjusted income from continuing operations before income taxes, adjusted income from continuing operations, adjusted earnings per share from continuing operations (or, adjusted EPS) and organic revenue growth. These non-GAAP financial measures do not provide investors with an accurate measure of, and should not be used as a substitute for, the comparable financial measures as determined in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company believes these non-GAAP financial measures, when read in conjunction with the comparable GAAP financial measures, give investors a useful tool to assess and understand the Company’s overall financial performance, because they exclude items of income or expense that the Company believes are not reflective of its ongoing operating performance, allowing for a better period-to-period comparison of operations of the Company. Additionally, the Company’s management uses these non-GAAP financial measures as measures of the Company’s performance. The Company acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Refer to the tables included in this press release for the components of each of the non-GAAP financial measures, and for the reconciliations of historical non-GAAP financial measures to their respective comparable GAAP measures. Our non-GAAP financial guidance excludes items, which would be included in our GAAP financial measures, that we do not consider indicative of our on-going performance; and are calculated in a manner consistent with the presentation of the similarly titled historical non-GAAP measures presented in this press release. These items include, but are not limited to, acquisition costs, costs associated with dispositions, and potential non-cash income or expense items associated with changes in market interest rates and actuarial or other data related to our pension and postretirement plans, as the ultimate aggregate amounts associated with these items are out of our control and/or cannot be reasonably predicted. Accordingly, a reconciliation of our non-GAAP financial guidance to the most comparable GAAP financial measures is not practicable. Full-year guidance excludes changes in the number of shares outstanding; impacts from future acquisitions, dispositions and related transaction costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs subsequent to the end of the first quarter, the impact of foreign exchange rate changes subsequent to the end of the first quarter, and environmental and litigation charges.

Forward Looking Statements: Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the Company’s documents filed with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements, including the following: cyclical changes and specific industry events in the Company’s markets; changes in anticipated capital investment and maintenance expenditures by customers; availability, limitations or cost increases of raw materials and/or commodities that cannot be recovered in product pricing; the impact of competition on profit margins and the Company’s ability to maintain or increase market share; inadequate performance by third-party suppliers and subcontractors for outsourced products, components and services and other supply-chain risks; the uncertainty of claims resolution with respect to the large power projects in South Africa, as well as claims with respect to, environmental and other contingent liabilities; the impact of climate change and any legal or regulatory actions taken in response there to; cyber-security risks; risks with respect to the protection of intellectual property, including with respect to the Company’s digitalization initiatives; the impact of overruns, inflation and the incurrence of delays with respect to long-term fixed-price contracts; defects or errors in current or planned products; the impact of the COVID-19 pandemic and governmental and other actions taken in response; domestic economic, political, legal, accounting and business developments adversely affecting the Company’s business, including regulatory changes; changes in worldwide economic conditions; uncertainties with respect to the Company’s ability to identify acceptable acquisition targets; uncertainties surrounding timing and successful completion of any announced acquisition or disposition transactions, including with respect to integrating acquisitions and achieving cost savings or other benefits from acquisitions; the impact of retained liabilities of disposed businesses; potential labor disputes; and extreme weather conditions and natural and other disasters.

Actual results may differ materially from these statements. The words “guidance,” “believe,” “expect,” “anticipate,” “project” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Statements in this press release speak only as of the date of this press release, and SPX Technologies disclaims any responsibility to update or revise such statements, except as required by law.

SOURCE SPX Technologies, Inc.

Investor and Media Contacts:
Paul Clegg, VP, Investor Relations and Communications
Garrett Roelofs, Assistant Manager, Investor Relations
Phone: 980-474-3806
E-mail: spx.investor@spx.com
Source: SPX Technologies, Inc.

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three months ended
	April 1, 2023	April 2, 2022

Revenues	$399.8	$307.1
Costs and expenses:
Cost of products sold	249.9	203.1
Selling, general and administrative	93.8	84.2
Intangible amortization	6.3	9.3
Other operating income	—	(0.9)
Operating income	49.8	11.4

Other income, net	2.5	6.5
Interest expense	(2.4)	(2.4)
Interest income	0.5	0.1
Income from continuing operations before income taxes	50.4	15.6
Income tax provision	(11.3)	(2.6)
Income from continuing operations	39.1	13.0

Income (loss) from discontinued operations, net of tax	—	—
Gain (loss) on disposition of discontinued operations, net of tax	3.7	(1.6)
Income (loss) from discontinued operations, net of tax	3.7	(1.6)

Net income	$42.8	$11.4

Basic income per share of common stock:
Income from continuing operations	$0.86	$0.29
Income (loss) from discontinued operations	0.08	(0.04)
Net income per share	$0.94	$0.25

Weighted-average number of common shares outstanding — basic	45.382	45.554

Diluted income per share of common stock:
Income from continuing operations	$0.84	$0.28
Income (loss) from discontinued operations	0.08	(0.03)
Net income per share	$0.92	$0.25

Weighted-average number of common shares outstanding — diluted	46.402	46.445

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	April 1, 2023	December 31, 2022
ASSETS
Current assets:
Cash and equivalents	$204.8	$147.8
Accounts receivable, net	274.9	263.5
Contract assets	32.2	23.9
Inventories, net	265.7	244.0
Other current assets	42.2	41.9
Total current assets	819.8	721.1
Property, plant and equipment:
Land	13.9	13.9
Buildings and leasehold improvements	63.5	63.7
Machinery and equipment	237.2	233.4
	314.6	311.0
Accumulated depreciation	(204.3)	(201.1)
Property, plant and equipment, net	110.3	109.9
Goodwill	458.0	455.3
Intangibles, net	396.2	401.6
Other assets	194.8	197.4
Deferred income taxes	2.6	2.7
Assets of DBT and Heat Transfer	39.7	42.9
TOTAL ASSETS	$2,021.4	$1,930.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$120.0	$124.5
Contract liabilities	65.8	52.8
Accrued expenses	121.3	148.0
Income taxes payable	14.4	4.7
Short-term debt	68.9	1.8
Current maturities of long-term debt	3.5	2.0
Total current liabilities	393.9	333.8

Long-term debt	241.5	243.0
Deferred and other income taxes	30.6	34.8
Other long-term liabilities	206.2	208.3
Liabilities of DBT and Heat Transfer	23.1	31.8
Total long-term liabilities	501.4	517.9

Stockholders' equity:
Common stock	0.5	0.5
Paid-in capital	1,335.3	1,338.3
Retained deficit	(8.8)	(51.6)
Accumulated other comprehensive income	259.3	257.5
Common stock in treasury	(460.2)	(465.5)
Total stockholders' equity	1,126.1	1,079.2
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,021.4	$1,930.9

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
RESULTS OF REPORTABLE SEGMENTS
(Unaudited; in millions)

	Three months ended
	April 1, 2023	April 2, 2022	Δ	%/bps
HVAC reportable segment

Revenues	$251.6	$193.1	$58.5	30.3%
Gross profit	88.3	54.9	33.4
Selling, general and administrative expense	40.6	34.3	6.3
Income	$47.7	$20.6	$27.1	131.6%
as a percent of revenues	19.0%	10.7%		830bps

Detection & Measurement reportable segment

Revenues	$148.2	$114.0	$34.2	30.0%
Gross profit	61.6	49.2	12.4
Selling, general and administrative expense	34.9	30.2	4.7
Income	$26.7	$19.0	$7.7	40.5%
as a percent of revenues	18.0%	16.7%		130bps

Consolidated Revenues	$399.8	$307.1	$92.7	30.2%
Consolidated Operating Income	49.8	11.4	38.4	336.8%
as a percent of revenues	12.5%	3.7%		880bps
Consolidated Segment Income	74.4	39.6	34.8	87.9%
as a percent of revenues	18.6%	12.9%		570bps

Consolidated operating income	$49.8	$11.4	$38.4
Exclude:
Corporate expense	14.6	16.6	(2.0)
Acquisition-related and other costs (1)	0.6	0.1	0.5
Long-term incentive compensation expense	3.1	3.1	—
Amortization of intangible assets (2)	6.3	9.3	(3.0)
Other operating income	—	(0.9)	0.9
Total segment income	$74.4	$39.6	$34.8	87.9%
as a percent of revenues	18.6%	12.9%		570bps

(1) Represents certain acquisition-related costs incurred during the three months ended April 1, 2023 and April 2, 2022 of $0.6 and $0.1, respectively, including additional “Cost of products sold” related to the step-up of inventory (to fair value) acquired in connection with an acquisition of $0.1 during the three months ended April 2, 2022.

(2) Represents amortization expense associated with acquired intangible assets.

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended
	April 1, 2023	April 2, 2022
Cash flows from (used in) operating activities:
Net income	$42.8	$11.4
Less: Gain (loss) from discontinued operations, net of tax	3.7	(1.6)
Income from continuing operations	39.1	13.0
Adjustments to reconcile income from continuing operations to net cash from (used in) operating activities:
Gain on change in fair value of equity security	(3.6)	(4.4)
Deferred and other income taxes	(3.5)	4.3
Depreciation and amortization	10.7	14.0
Pension and other employee benefits	3.5	1.6
Long-term incentive compensation	3.1	3.1
Other, net	(1.5)	0.6
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures:
Accounts receivable and other assets	(15.1)	10.4
Inventories	(21.2)	(25.6)
Accounts payable, accrued expenses and other	(10.7)	(65.5)
Cash spending on restructuring actions	—	(0.1)
Net cash from (used in) continuing operations	0.8	(48.6)
Net cash used in discontinued operations	(5.2)	(8.6)
Net cash used in operating activities	(4.4)	(57.2)

Cash flows from (used in) investing activities:
Proceeds related to company-owned life insurance policies, net	0.1	—
Business acquisition, net of cash acquired	—	(41.8)
Capital expenditures	(4.0)	(2.1)
Net cash used in continuing operations	(3.9)	(43.9)
Net cash used in discontinued operations	—	(13.9)
Net cash used in investing activities	(3.9)	(57.8)

Cash flows from (used in) financing activities:
Borrowings under senior credit facilities	20.0	—
Repayments under senior credit facilities	—	(3.1)
Borrowings under trade receivables arrangement	47.0	—
Repayments under trade receivables arrangement	—	—
Net repayments under other financing arrangements	—	(0.2)
Payment of contingent consideration	—	(1.3)
Minimum withholdings paid on behalf of employees for net share settlements, net of proceeds from the exercise of employee stock options	(4.1)	(6.4)
Net cash from (used in) continuing operations	62.9	(11.0)
Net cash used in discontinued operations	—	(0.4)
Net cash from (used in) financing activities	62.9	(11.4)
Change in cash and equivalents due to changes in foreign currency exchange rates	1.0	(0.1)
Net change in cash and equivalents	55.6	(126.5)
Consolidated cash and equivalents, beginning of period	157.1	396.0
Consolidated cash and equivalents, end of period	$212.7	$269.5

	Three months ended
	April 1, 2023	April 2, 2022
Components of cash and equivalents:
Cash and equivalents	$204.8	$262.8
Cash and equivalents included in assets of DBT and Heat Transfer	7.9	6.7
Total cash and equivalents	$212.7	$269.5

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
CASH AND DEBT RECONCILIATION
(Unaudited; in millions)

	Three months ended
	April 1, 2023
Beginning cash and equivalents	$157.1
Cash from continuing operations	0.8
Capital expenditures	(4.0)
Proceeds from company-owned life insurance policies, net	0.1
Borrowings under senior credit facilities	20.0
Borrowings under trade receivables agreement	47.0
Minimum withholdings paid on behalf of employees for net share settlements, net of proceeds from the exercise of employee stock options	(4.1)
Cash used in discontinued operations	(5.2)
Change in cash due to changes in foreign currency exchange rates	1.0
Ending cash and equivalents	$212.7

	Debt at				Debt at
	December 31, 2022	Borrowings	Repayments	Other	April 1, 2023
Revolving loans	$—	$20.0	$—	$—	$20.0
Term loan	245.0	—	—	—	245.0
Trade receivables financing arrangement	—	47.0	—	—	47.0
Other indebtedness	2.5	0.1	(0.1)	0.1	2.6
Less: Deferred financing costs associated with the term loan	(0.7)	—	—	—	(0.7)
Totals	$246.8	$67.1	$(0.1)	$0.1	$313.9

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - ORGANIC REVENUE
HVAC AND DETECTION & MEASUREMENT REPORTABLE SEGMENTS
(Unaudited)

	Three months ended April 1, 2023
	HVAC	Detection & Measurement
Net Revenue Growth	30.3%	30.0%

Exclude: Foreign Currency	(0.6)%	(1.9)%

Exclude: Acquisitions	—%	1.8%

Organic Revenue Growth	30.9%	30.1%

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - ADJUSTED OPERATING INCOME
(Unaudited; in millions)

	Three months ended
	April 1, 2023	April 2, 2022
Operating income	$49.8	$11.4

Include - TSA Income (1)	0.1	0.9

Exclude:
Acquisition-related and other costs (2)	(2.1)	(4.4)

Other operating income (3)	—	0.9

Amortization expense (4)	(6.3)	(9.3)

Adjusted operating income	$58.3	$25.1
as a percent of revenues	14.6%	8.2%

(1) Represents transition services income related to the Asbestos Portfolio Sale for the three months ended April 1, 2023 and the Transformer Solutions disposition for the three months ended April 2, 2022. Amounts recorded in non-operating income for U.S. GAAP purposes. The Asbestos Portfolio Sale and Transformer Solutions disposition are described in the Company’s most recent Form 10-K.

(2) For the three months ended April 1, 2023, represents certain acquisition-related costs and transformation initiatives ($2.1). For the three months ended April 2, 2022, represents (i) certain acquisition-related costs and transformation initiatives ($4.2) and (ii) costs associated with our South Africa business that could not be allocated to discontinued operations for U.S. GAAP purposes ($0.2).

(3) Represents a gain of $0.9 during the three months ended April 2, 2022 related to a revision of the liability associated with contingent consideration on a recent acquisition.

(4) Represents non-cash amortization expense associated with acquired intangible assets.

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - ADJUSTED EARNINGS PER SHARE
Three Months Ended April 1, 2023
(Unaudited; in millions, except per share values)

	GAAP	Adjustments	Adjusted
Segment income	$74.4	$—	$74.4
Corporate expense (1)	(14.6)	1.6	(13.0)
Acquisition-related costs (2)	(0.6)	0.6	—
Long-term incentive compensation expense	(3.1)	—	(3.1)
Amortization of intangible assets (3)	(6.3)	6.3	—
Operating income	49.8	8.5	58.3

Other income, net (4)	2.5	(2.5)	—
Interest expense, net	(1.9)	—	(1.9)
Income from continuing operations before income taxes	50.4	6.0	56.4
Income tax provision (5)	(11.3)	(2.0)	(13.3)
Income from continuing operations	39.1	4.0	43.1

Diluted shares outstanding	46.402		46.402

Earnings per share from continuing operations	$0.84		$0.93

(1) Adjustment represents the removal of acquisition and strategic/transformation related expenses ($1.5) and a reclassification of transition services income ($0.1) from “Other Income, net.”

(2) Adjustment represents the removal of integration costs of $0.4 and $0.2 within the Detection & Measurement and HVAC reportable segments, respectively.

(3) Adjustment represents the removal of amortization expense associated with acquired intangible assets of $4.3 and $2.0 within the Detection & Measurement and HVAC reportable segments, respectively.

(4) Adjustment represents the removal of (i) a gain on an equity security associated with a fair value adjustment ($3.6), (ii) non-service pension and postretirement charges ($1.2), as well as the reclassification of income related to a transition services agreement ($0.1) to “Corporate expense.”

(5) Adjustment represents the tax impact of items (1) through (4).

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - ADJUSTED EARNINGS PER SHARE
Three Months Ended April 2, 2022
(Unaudited; in millions, except per share values)

	GAAP	Adjustments	Adjusted
Segment income	$39.6	$—	$39.6
Corporate expense (1)	(16.6)	5.2	(11.4)
Acquisition-related costs (2)	(0.1)	0.1	—
Long-term incentive compensation expense	(3.1)	—	(3.1)
Amortization of intangible assets (3)	(9.3)	9.3	—
Other operating income (4)	0.9	(0.9)	—
Operating income	11.4	13.7	25.1

Other income, net (5)	6.5	(4.9)	1.6
Interest expense, net	(2.3)	—	(2.3)
Income from continuing operations before income taxes	15.6	8.8	24.4
Income tax provision (6)	(2.6)	(3.0)	(5.6)
Income from continuing operations	13.0	5.8	18.8

Diluted shares outstanding	46.445		46.445

Earnings per share from continuing operations	$0.28		$0.40

(1) Adjustment represents the removal of acquisition and strategic/transformation related expenses ($4.1), costs associated with our South Africa business that could not be allocated to discontinued operations for U.S. GAAP purposes ($0.2), as well as a reclassification of transition services income ($0.9) from “Other income, net.”

(2) Adjustment represents the removal of inventory step-up charges related to the ITL acquisition of $0.1 within the Detection & Measurement reportable segment.

(3) Adjustment represents the removal of amortization expense associated with acquired intangible assets of $5.4 and $3.9 within the HVAC and Detection & Measurement reportable segments, respectively.

(4) Adjustment represents the removal of a gain related to a revision of the liability associated with contingent consideration on a recent acquisition.

(5) Adjustment represents the removal of (i) a gain on an equity security associated with a fair value adjustment ($4.4), (ii) non-service pension and postretirement charges ($0.4), as well as the reclassification of income related to a transition services agreement ($0.9) to “Corporate expense.”

(6) Adjustment represents the tax impact of items (1) through (5) above and the removal of non-recurring tax benefits associated with transformation initiatives.